Exhibit 3.11

CERTIFICATE OF AMENDMENT

OF

CONTOUR ENERGY E & P,

1.	The name of the limited liability company is CONTOUR ENERGY E & P, LLC.

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

Article 1 is amended to read as follows:

Article 1. The name of the limited liability company is SAMSON CONTOUR ENERGY E & P, LLC.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Contour Energy E & P, LLC this 19th day of August, 2003.

Contour Energy E & P, LLC

By:	/s/ Annabel M. Jones
Annabel M. Jones,
Contour Energy Co., Member